Exhibit 99.2

Transcript of Conference Call Held by Building Materials Holding Corporation on

February 24, 2004, as supplemented.

The transcript for the registrant’s conference call which was broadcast on February 24, 2004 at [8:30 a.m.], California time, that is being furnished herewith, has been supplemented to present certain information regarding the reconciliation of non-GAAP financial measures to GAAP financial measures.

Non-GAAP Financial Measures

The Company has used non-GAAP financial measures, which exclude the onetime charge in 2002 for the change in accounting principle for goodwill and intangible assets as well as fourth quarter charges for impairment of goodwill and intangible assets in both years, in analyzing financial results because they provide meaningful information regarding the Company’s operational performance and facilitate management’s internal comparisons to the Company’s historical operating results.  The Company believes that these non-GAAP financial measures are useful to investors because they allow for greater transparency.  Wherever non-GAAP financial measures have been included in this press release, the Company has reconciled them in the tables below to their GAAP counterparts. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  The following tables reconcile the non-GAAP financial measures used with GAAP:

Adjustments to Net Income

(amounts in thousands, except per share data)

	4th Quarter		Full Year
	2003	2002	2003	2002
Net income	$5,778	$1,046	$19,929	$7,015
Impairment of goodwill and intangible assets, net of tax	505	4,119	505	4,119
Charge for change in accounting principle, net of tax				11,650
Adjusted net income	$6,283	$5,165	$20,434	$22,784
Adjusted net income per diluted share	$0.47	$0.39	$1.52	$1.72

BUILDING MATERIALS HOLDING CORPORATION

4th Quarter & Year End 2003 Financial Results

Leader, Rob Mellor

ID# 1484280

02/24/04

Operator:               Good morning ladies and gentlemen and welcome to BMHC’s 4th Quarter 2003 Conference Call.

At this time all participants are in a listen only mode.  Later we will conduct a question and answer session and instructions will follow at that time.  If anyone should require assistance during the conference, please press star, then zero on your touch-tone phone.  Any reproduction of this call, in whole or in part, is not permitted without prior written authorization of BMHC.  As a reminder, ladies and gentlemen, this conference is being recorded today, February 24, 2004.

With that I would now like to introduce Ms. Leigh Parrish of Financial Dynamics who will begin today’s conference.

Please go ahead, ma’am.

Ms. Parrish:           Thank you.  Good morning and thank you for joining us for BMHC’s conference call to discuss the company’s fourth quarter and full year 2003 financial results.

The company issued a release this morning reporting its financial results.  If you have not received a copy, please feel free to call Courtney Lamindola [phonetic] at Financial Dynamics at 415-439-4511 and a copy will be sent to you.  The release is also available on the company’s web site at www.bmhc.com.

Before we begin, I would like to make a brief statement regarding forward-looking remarks that you may hear today on the call.  During the course of this conference call, the company will make projections or other forward-looking remarks regarding results deemed to be achievable by management for 2004 or regarding future events of the financial performance of the company.  We wish to caution you that such statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the company or industry results to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.  Such risks or uncertainties may include, but are not limited to, changes in cost of material sold, changes in selling prices, competition within the building materials and construction services industry, changes in economic conditions and interest rates, integration of acquired businesses, increases in raw materials and labor costs, retention of key management personnel, consumer confidence, household and job formation, government regulation and general economic business and competitive factors.  We refer you to the document the company files from time to time with the FCC, including the company’s latest Form 10-K.  These documents contain important factors that could cause actual results to differ materially from those contained in the company’s projections or forward-looking statements.

I would also like to mention that during the course of today’s discussion, management might make reference to certain non-gap financial measures.  For a reconciliation of gap to non-gap financial measures, please see the company’s press release issued earlier today, which is available on BMHC’s web site at www.bmhc.com.

At this time I would like to turn the call over to Rob Mellor, Chairman, President and CEO of BMHC.

Rob—go ahead.

Mr. Mellor:            Thank you, Lee and good morning everyone.  Thank you for joining us today---a rainy San Francisco day.

I would like to begin today’s call with a brief review of our operations for the quarter and the year.  Ellis, as in the past, will review our financial results, and then I will close with a few comments regarding our outlook for 2004.

We remain focused on maintaining the strength of our top line during the fourth quarter, as well as increasing operating efficiencies and improving our bottom line.  We are pleased to have continued the year’s upward sales growth trend, achieving a net sales increase of 41.5% for the quarter compared to fourth quarter of 2002.  Inflation of commodity wood product prices continued to impact BMHC’s top line and gross margin.  Our net income for the quarter reflects an operating loss at WBC Construction resulting from the rapid growth of that business unit and a higher number of new construction projects that generated lower margins.  Despite this, net income, excluding charges for impairment of good will and intangible assets in 2003 and 2002 grew 21.6%.  KBI continued to turn in a strong performance and KBI Norcal’s results were further improved as we experienced the benefits of the integration of the trust in lumber operations.  We were also encouraged by the improvement in the performance of our operations in Texas and Colorado.  In addition, the Pacific Division continued to record excellent results.  As demonstrated by our fourth quarter results, our efforts to gradually expand BMHC’s construction services business, while at the same time evaluating our operations to improve our operating margin, are enabling us to achieve our business objectives.

BMHC’s growth strategy is centered on expanding the services we offer in our existing markets, as well as extending geographically, launching operations in new home building markets in the U.S.  Within that framework we continue to focus on serving the different requirements of our two distinct customers, production and custom home builders, particularly focusing on increasing our business with leading high volume production home builders that are conducting a significant portion of the residential construction in the United States.

As of the end of 2003, BMHC operated in half of the top forty home building markets in the U.S. and served nineteen of the top twenty-five high volume production home builders.

During the past year we acquired a joint venture shell construction business in Florida, which has historically issued more building permits than any other state.  We expanded our construction services and operations into the mid-Atlantic region, another of the top five building markets in the U.S., serving high volume production builders in Virginia, Maryland, and Delaware.  We also formed a joint venture construction services business in Texas with plans to serve the Dallas-Ft. Worth market.

One of our key objectives for the year was to further enhance our operations across all of our markets, broadening our services to meet additional customer needs.  As most of you know, in our BMC West Division, we completed the consolidation of three Houston facilities to one new location early in the year.  We also established a trust plan in Modesto, California and added new millwork installation operations in Denver and Boise.  Additionally, in the Denver market, we have started framing operations.

In our BMC construction division, we successfully completed the vertical integration of our lumber and truss operations at KBI Norcal which contributed to the significantly improved operating results at this business unit in the second half of the year.  Despite a very challenging lumber market with unusual volatility in prices, especially during the latter half of the year, we have started to achieve some of the results we intended at the time we began transitioning BMHC toward a stronger focus on integrated construction services and extension of our relationships with production home builders.  We achieved record sales of 1.4 billion for the year due, in large part, to the continued success of our acquisition strategy.  While our net income per share for 2003 decreased on a year over year basis, we continued to focus on improving our returns and were successful in increasing efficiencies and reducing certain operating expenses, particularly in the second half of the year. We also increased our quarterly dividends from five cents to six cents with the payment of the January dividend.

I would like to talk for a moment about the management changes made this year.  In the past year we analyzed the current and future needs of our two business segments and the customers served by each.  We formed a BMC Construction, enabling us to better serve high volume production homebuilders that operated in multiple markets.  BMHC has gradually evolved over the past few years and in 2003 sales of construction services accounted for 35% of the company’s sales.  At the same time, there is an effort by the national and regional homebuilders to drive more of their business from their corporate centers.  As a result, in line with our increasing level of sales from construction services, as well as industry trends, we decided to complete certain management changes, creating new positions to separately oversee BMC West and BMC Construction.  Stan Wilson has been appointed President and CEO of BMC West.  At BMC Construction, Mike Maury  [phonetic] was appointed CEO and Randy Shipp was appointed Chief Operating Officer.  We believe the management changes we have made will allow us to improve our focus on these two segments of our operations and enhance our customer relationships with both production and custom homebuilders.  We also anticipate the new BMC West and BMC Construction management structure will give us the flexibility to capitalize on the size and stature of BMHC, serving home builders across multiple markets while maintaining the autonomy at the local level to meet more individual project requirements, as necessary.  We believe we are solidly positioned to leverage strength in the housing industry, to continue to grow the company and improve our returns.

With that I would now like to turn the call over to Ellis for a review of the financial results.  Ellis---

Ellis:                        Thanks, Rob, and good morning everyone.  I’ll spend a few minutes discussing the financial results for the quarter and the year but first I would like to review several changes regarding the presentation of the financial results.

As outlined in our release, beginning with the fourth quarter of  ‘03, we are now reporting financial results by our business segments, BMC West and BMC Construction.

In addition, our consolidated statement of earnings has been changed to show revenues and related costs of goods sold separately for building products and construction services, which is due to the increased significance of the service revenues of our total revenues.  As Rob mentioned, BMC Construction side bed is now 35% and as we combine those from BMC West services, that totals about 41% of the business now.

In connection with this change, we also reclassified certain other operating costs and expenses from selling General Administrative to cost of goods sold.  Accordingly, the current as well as prior periods reflect this change.  This reclassification has no impact on net income, operating income, the balance sheet, or the cash flows.

Today I will first review our consolidated results, and then I will go into more detail with the two business segments.  To provide a backdrop for the view of our results, at BMC West, we will provide building products as well as construction services and at BMC Construction, we provide construction services.  Accordingly, sales and cost of goods sold for construction services reported on our consolidated statement of earnings include construction services from both the BMC West and BMC Construction segments.  We have included the reconciliation of sales and operating income by segment as a supplemental table in our release.

Consolidated net sales for the fourth quarter increased 41.5%, to 420 million from 296.9 million in the fourth quarter of ‘02.  Sales for the year increased 21.8% to 1.4 billion compared to 1.2 billion for the year 2002.  The increase in net sales for the fourth quarter was primarily due to inflation in commodity wood product prices in the company’s BMC West business segment as well as sales by WBC Construction, which was acquired in the first quarter of ‘03 and consolidated in August of ‘03.

For the year, the increase in consolidated sales was largely attributable to sales by WBC Construction and KBI Norcal, which was not included in BMC Construction results for the first half of ‘02 and the inflation of commodity wood product prices.

BMHC’s gross margin for the fourth quarter was 18.2%, compared to 22.9 in the same period of ‘02.  SG&A administrative expenses decreased to 15.4% of sales, compared to 19.8 sales in the fourth quarter of ‘02.  For the full year, BMHC’s gross margin was 20.5%, compared to 24 in ‘02.  Full year SG&A expenses were 17.7% of sales compared to 20.1 in ‘02.  With the impact to net sales, our gross profit in SG&A as a percentage of sales for the quarter and the year were impacted by rapid increases in commodity wood product prices.

As we discussed on our last quarter’s call, we do not maintain a high level of inventory on hand at any one of our facilities.  Due to the company’s existing customer sales commitment, as well as competitive environment, we were not able to pass through all of the increases in the commodity prices in the fourth quarter.

Net income for the fourth quarter was 5.8 million or 43 cents per diluted share compared to net income of 1 million, or 8 cents per diluted share for the fourth quarter of ‘02.

Fourth quarter’s ‘03 net income includes the charge of impairment of good will and intangible assets of 800 thousand, or 500 thousand net of tax.  In the fourth quarter of ‘02, net income includes charge for impairment of good will and intangible assets of 6.7 million or 4.1 million net of tax.  Excluding charges for impairment of good will and intangible assets in comparable periods, net income for the fourth quarter was 6.3 million or 47 cents per diluted share compared to net income of 5.2 or 39 in the fourth quarter of ‘02.  Net income was impacted by lower gross margins resulting from existing customer sale commitments and competition limiting our ability to pass on commodity wood price increases, as I just noted.  Our net income also reflects an operating loss to WBC resulting from the rapid growth of new construction projects at lower gross margins.

For the full year, net income was 19.9 million, or 1.48 per diluted share compared to 7 million or 53 cents per diluted share for ‘02, excluding the one time charge in ‘02 of 11.6 million or 88 cents per share for the change in accounting principal for good will and intangible assets as well as fourth quarter charges for impairment of good will in both years.  Full year net income was 20.4 or $1.52 per share compared to ‘02’s 22.8 or $1.72 per share.  The decrease is primarily due to the impact on gross margins from rapid inflation in commodity prices and new acquisitions with lower margins relative to our comparable business operations that was partially offset by improved SG&A expenses as a percentage of sales.

The alpha [unintelligible] breakdown by business segments:  In the fourth quarter of ‘03, BMC West sales increased 20.1%, to 271.8 million compared to 226.3 million in the fourth quarter of ‘02.  BMC West sales in all three increased 7%, to 1 billion compared to 941.8 million in ‘02.  The increase in sales in the fourth quarter and the year was primarily the result of rising wood product prices during the second half of ‘03.

Excluding the ‘02 fourth quarter charge for the impairment of good will and intangible assets of 6.7 million, all three operating incomes increased 13.9%, to 13.8 million from 12.1.  The increase is due to improved management of operating expenses, partially offset by slightly reduced gross margins resulting from our limited ability; again, to pass along the commodity price increases.  Excluding the ‘02 fourth quarter charge for impairment of good will and intangible assets of 6.7 million, full year operating income for BMC West decreased 3.9% to 52.1 million compared to 54.2 in ‘02.  The decrease reflects slightly reduced gross margins partially offset by improved management of operating expenses.

In the fourth quarter, BMC Construction sales increased 109.5%, to 148.7 million compared to 71 million in the fourth quarter of ‘02.  BMC Construction sales for the full year increased 85.5%, to 408.9 million compared to 220.5 million in ‘02.  The sales growth for the quarter and the year was primarily attributed to sales from KBI Norcal, which are not included in BMC Construction results in the first half of ‘02, and sales from WBC Construction which we acquired in January, ‘03 and did not consolidate until August, ‘03.

Fourth quarter operating income for BMC Construction increased 3.1%, to 4.4 million compared to 4.3 in the same period of ‘02.  Again, the increase was mainly due to improvements in some of the operating efficiencies at KBI Norcal which is offset by 800 thousand impairment of good will and intangible asset charge at KBI and an operating loss at WBC, primarily attributed again to the rapid growth of new construction projects at lower gross margins, as well as the impact of gross margins from rapid inflation of commodity prices.

Operating income for BMC Construction for the year decreased 9.5% to 18.6 million compared to 20.6 in ‘02.  Operating [unintelligible] reflects a decline in operating income at KBI, which was attributable to competitive pressure on gross margins relative to sales mitigated, in part, by improvements in operating expenses as a percentage of sales, lower gross margins at WBC and the charge for impairment of good will and intangible assets at KBI.

With that summary, I would now like to turn the call back to Rob for a few closing remarks before we take questions.  Rob—

Mr. Mellor:            Thanks Ellis.

As we have previously discussed, in markets where we have launched construction services businesses or expanded our operations to include manufacturing of building components, installation and framing services, we have significantly augmented our customer base, growing to include projects with large production builders.  In addition, we have been able to maintain a majority of our business with other turnkey framers due to our expertise in providing customized framing packages delivered in a timely manner.  We believe that further expansion of our construction services business will continue to offer us increased growth opportunities and will give BMHC a competitive advantage in serving production home builders in our markets.  We are confident that our business strategy is the right one to generate long-term growth for BMHC and increase return to our shareholders.

Our objectives for 2004 include continuing to improve operating margins, focusing on the best use of our asset base, driving greater penetration into existing markets with new services, and entering into new markets. We will continue to focus on actively exploring potential avenues to enter the framing business in new markets.

Based on our results in 2003, we currently anticipate that we will generate consolidated sales in 2004 of approximately 1.5 to 1.6 billion and earnings per share in 2004 of $1.68 to $1.78.

Now I will turn the call over to the operator and Ellis and I can answer any questions that you might have.

Operator:               Thank you.  Ladies and Gentlemen, at this time if you have a question, you will need to press star then the number one on your touchtone telephone.  If your question has already been answered you may remove yourself from the queue by pressing star then two.  Also, if you are using a speakerphone please pick up the handset before pressing the button.  We will take as many questions as time permits.  One moment please for the first question.

Our first response is from Richard Diamond with Inwood Capital Partners.

Mr. Diamond:        Yes.   Good morning, gentlemen.

You benefited this quarter from a tax rate of around 33% vs. sort of a historical norm at 39 and, as a model going forward, what is the appropriate tax rate?

Ellis:                        In the model and in our business structure that we use with, you know, some of these runoff things that we get from various investments, it’s 38.5%.

Mr. Diamond:        Okay.  Secondly, could you provide some color on your exposure to OSB prices?  If OSB prices fall do you win; if OSB prices rise do you win or, could you provide an analysis of EPS sensitivity for each 10-dollar move in OSB?

Ellis:                        As far as the sensitivity, I cannot provide that.  To give a little color on the prices; these prices have been the most volatile this last year than they have been for several years (and I’ve been in this business for several years) and checking with some other people, so I think the company, again, to qualify and handle this volatility, particularly in some of our new construction services with some those committed contracts.  Now, after saying that, we do like higher as opposed to lower; however, when we don’t keep a lot of inventories on hand and we do have some sales commitments out there, when those prices are going straight up like they did last year, to coin a phrase that I’ve used in the past, I guess we can’t run fast enough to keep up with it because of those sales commitments and the low amount of inventories we have on hand.  So if they get up there and, at some point in time where they level off at the higher price, you can start tracking that and it makes it simple.  But the prices ran straight up, they leveled off for a short period of time, then they fell straight down, and then they came back up.  That is very difficult to pass on in either the up or down, straight up or straight down, because of competition sales commitments and the low amount of inventories.  We still think the strategy is to keep a low amount of inventories on hand, that this was an anomaly in prices, and that as we go forward (we have had a lot people take a look at how we could perhaps do some hedging and we continue to look at that) but people such as Merrill, Lynch and other have taken a look and said the way we buy and sell the product, they think we do a good job.  But we are doing the best that we can with managing the buys and covering those on the committed town tracts and where competition is going to perhaps give us some problems on raising prices.

Mr. Diamond:        Now have you changed your contracting terms on committed contracts to allow for [unintelligible] of more volatility or, as you do contracts for ‘04 with the large builders, do you have to provide some type of forward estimate in your bid of wood pricing and then your bearing the risk?  That’s my last question.  Thank you.

Mr. Mellor:            You know, Richard, I guess a couple of things.  One, I think the key point, back to Ellis’ answer which really covered it (prejudiced, but covered it very well), the difficulty is the extreme swings that we have had in OSB, that sharp spike up, then a quick drop, then a spike back up again.  That is extremely difficult for everyone and, as we said, if it stays low and it seeks a level you can manage that.  If it goes high and seeks a level up in there, you can manage that.  It’s the swings that are obviously difficult and, overall, if they are high, we prefer that to be low.

As to contracts, it all depends on the customer.  I mean, in competition, obviously we try not to go out on guaranteed pricing for long periods of time and I think there is, to some degree, an acknowledgement from our customer base, if you will, that we have experienced in the last year, and certainly the last half of the year, some pretty dramatic swings.  So it does make it possible to at least engage in the negotiation of those contracts that you’re not guaranteeing pricing for, you know, long periods of time, many months at a time.  So certainly we push and will continue to push in 2004 not to get out there for long periods of price guarantee.

Mr. Diamond:        Thank you very much.

Mr. Mellor:            Thanks Richard.

Operator:               Again, ladies and gentlemen, press star then the number one on your telephone keypads if you do have any questions or comments.

Our next response is from Greg Eason with Safeco Asset Management.

Mr. Eason:             Good morning Rob and Ellis.

Going into the construction services business, I keep hearing from the production builders that I’ve listened to that they are focused on trying to hold down their costs and grow their margin and really become more professional at nailing down their cost because that hasn’t historically been their strongpoint, I guess, from their point of view.  As you talk to the builders that you’re talking to, are they putting increasing pressure on you for price for the framing services or are is it more of a consistent price range that they’re looking for from you that’s below what they’re paying the smaller framers to begin with?

Ellis:                        I think that, as you know, as Rob mentioned, I think that we are back at the table talking to these builders on a more regular basis and this would have to be more of a partnership thing where, if they swing the other way, we have to be back talking to them.  So I think this is something that is recognized.  The builders, at least in my memory of time, which goes back a long way again, to state that, these builders have always put a lot of pressure on you for price.  I think that what we have done and we continue to demonstrate is that we are the framer and installer of choice and that is our main focus and, as an overall package, that we get it done better, quicker.  We spend an awful lot of time in forming a [unintelligible] with insurance so we would have insurance. We are a professional organization with a back balance sheet that gives the builder more of what they expect in the long term.  We think that that is starting to fly now.  You know, the builders are always going to be looking at price and we have to be competitive but I think with the other things that we bring to the table, as opposed to some of the small operators, that, you know, we certainly are getting the first and last look from these production builders.

Mr. Mellor:            Greg, Ellis covered that pretty well.  I think there are a couple of points in there also. Obviously, the large production builders have always been, I think, pretty sophisticated as far as pricing of materials and labor as well, but I know their key component in that is cycle time for them and to be able to deliver or have ready for sale a certain number of homes on a regular basis requires a (and I don’t want to oversell this) but a sophisticated approach to building those homes.  I think that’s what has been demonstrated clearly by KBI or KBI Norcal WBC where you can demonstrate that you can cut that cycle time down for them which is a key element and also to be able to deliver whatever it is, five homes a week, seven a week on a particular project.  Having said that, there is no question but that they drive very hard on, you know, products and they’re sophisticated; they know the price of materials, whether it’s commodity lumber, whether it’s OSB or (we’re not in the electrical business or HBAC) but they certainly know the pricing on all that.  I think they continue to push very hard on that and, you know, their margins have been very good.  But I do think with a consolidated or turnkey approach we really do add some value there can be an important component.

Mr. Diamond:        Okay.  So is fair to say then that what you’re saying is that any price you are seeing from them is no different from what you saw in past quarters and past years?

Mr. Mellor:            Well, no, I wouldn’t say past years.  I mean I think that large production builders are very sophisticated on the, what should I say, on the buy side, on the purchase side and they clearly do look to getting their cost down; the cost of materials down, but I think as a part of that, they also recognize that there is benefit for scale and benefit to being able to deliver those homes in a coordinated or monitored cycle time fashion.

Mr. Diamond:        Yes.  And are you getting any requests by them, the builders that you’re working with, to move into geographic markets that you’re not in now?  In order to serve them, are they asking you to follow them to other markets?

Mr. Mellor:            Yes, we have had those discussions, but, Greg, I wouldn’t want to oversell that.  I mean, they are certainly in markets that we’re not in and I think we have to look at that pretty carefully before we go into a market but, clearly, we have had those discussions with some of those builders.

Mr. Diamond:        Okay.  Thanks.  I will leave it at that.

Mr. Mellor:            Thanks Greg.

Ellis:                        Thanks Greg

Operator:               Our next question is from David Cone with Value Line.

Mr. Cone:              Hello gentlemen.

Mr. Mellor:            Hello David.

Mr. Cone:              The operating margin on WBC Construction seems to be under particular pressure, mainly because it seems to be doing very well on the sales end.  Where do you see, or let me ask you this, to what extent and what is the timing of potential margin improvement there?

Ellis:                        Well, we are seeing some margin improvement in the early part of the year and as it tailed in to the latter part of the year, we were continuing to work on those margins.  Again, they at WBC, with the endorsement of BMHC, were in some markets and we were penetrating the markets.  We wanted to increase the business and we knew that that was going to cost us some margin to do that but the thing that did get laid in there, again, was the sudden spike in these prices which they were not used to and, you know, it’s hard to measure on the construction site, some of the effect and it’s getting more difficult with the distribution side.   We got caught with two and so we do think with the way that we are handling contracts, getting to the table a little bit earlier that, in this first half of the year, that you will see improvements from WBC.

Mr. Mellor:            Yes, I think David, just to add on that—You know, WBC has been in business a long time and certainly they know what they’re doing down there, but they did experience some rapid growth, however, the thing that really got to them was the spike up in commodities and they did have a number of long term contracts. When those commodity prices ran up on them it was, in the lumber side of the business, very difficult for them to pass that on.  Historically, they have had a number of contracts that went out for a longer period of time than perhaps we would see here in the west. But they began to remedy that situation so I’m very confident that they’re going to do well in 2004.

Ellis:                        In the year 2003 as an overall, we made money at WBC.

Mr. Mellor:            Yes.  They were profitable.

Mr. Cone:              The second question concerns the first quarter since we more than halfway through it, and since you gave an earning range for the full year, I was wondering what you’re looking at as to earnings for the first quarter.

Ellis:                        Well, we’re not giving a range for the first quarter but early in the quarter the business was going along well.  I think we have some of the construction commitments in place and, you know, the first quarter looks like it should be a decent quarter.

Mr. Cone:              Another question—In the mid-Atlantic; Virginia, Maryland and Delaware, what is the pace of expansion there for this year?

Mr. Mellor:            Well, David, I guess, you know, we’re going to expand that business some but I think we want to (it’s new territory for us, if you will) get our feet on the ground and understand exactly how they go to market.  They have done it for a long time and been successful at it and, I guess it’s fair to say, we don’t want to go in there and ramp them up faster than would be prudent, so we’re not going to double that business in 2004.  Really, it’s time to understand how they go to market and what we can bring to the table with them.  It’s a good operation, obviously, or we wouldn’t be there but, by the same token, I don’t want to have us try to push them faster than they are ready to go up there until we really know the market and know what our capabilities are up there.  But we’re very happy to be there and I think it’s a real plus for us to be in that market, but we’re not going to double the business in 2004.

Mr. Cone:              Well, yes, I’m not saying double, but would you expect double digit growth or is there any way of even more modestly estimating what the growth might be there?

Ellis:                        Well, I think you know, David, that we’ll look at it as, you know, we’re getting our feet on the ground with them now, getting our systems in place there, our accounting systems and all, and because of that, I’m just not going to commit that we’re going to have a specific growth percentage up there but we will move that forward; there’s no question about it.

Mr. Mellor:            Yes.  The market we would like to be in; it will grow.  If you remember when we acquired it, there’s not a huge investment there and sales, you know, range somewhere north of 20 million dollars so there’s great opportunity there.  On the flip side, we want to feel our way through and make sure [unintelligible] we are making money and they can handle that growth.

Ellis:                        You know, for example, David, they do not handle their own lumber and they don’t build their own trusses.  The question comes up, you know, do we want to put in a lumberyard, do we want to start building our own trusses?  You know, at some point, that’s clearly what we’ve done in the west but we really want to understand whether all of that is going to be part of that operation or whether we will just do one part of that along with the framing operation.  I think that’s what we’re going to analyze here in the early part of 2004.  But we’re there for the long haul.

Mr. Cone:              Okay.  My last question has to do with the long haul.  Take the mid-point of the earning side, or to the $1.52 (it comes out to like 13 or 14 percent).  If you take a longer [unintelligible], like three, four, five years, is it possible to say what the average earnings growth that you might expect, given your added services and added geographic penetration?

Ellis:                        David, this is the intent of the company, to come out with these growth numbers.  This is kind of like, as I said in the past one, IBM went from being a hardware provider to more of a software provider; that was a complete switch in the business, and I guess this is a complete switch, even though we have basically the same end customer, it is completely different from what we have done on the distribution side.  So we want to feel solid and get these businesses in line and then come out with what some expected growth will be so that our investors can have something to measure us by.  Now, is the mid-range of that something that we shouldn’t expect?  I would say that yes, the mid-range of that is something that we’re looking at, that we would hopefully do.  And that’s why we made the shift in the business as we have.

Mr. Cone:              Thank you very much.

Mr. Mellor:            Thanks, David.

Ellis:                        Thanks, David.

Operator:               Our next question is from John Rogers with D. A. Davidson.

Mr. Rogers:           Good morning, gentlemen.

Mr. Mellor:            Hi, John

Ellis:                        John, how are you?

Mr. Rogers:           Good.  Just a couple of follow-up questions.  First of all, in terms of the services business:  If you look at it (and I know you have different operations, different levels of maturity, or at least integration within BMHC) but what do you target for margins in that kind of business?

Ellis:                        I think, again, John, the thing that we have done is broken these margins out so our investors can track what we are doing in that business and we can do the same because that’s how our people are starting to think.

Mr. Rogers:           Right.

Ellis:                        And the growth margins, again, the thing that we have been focused on, what led us to the construction services, is to get a higher return on our invested capital which, of course, means as an overall, you know, we’re going to have some increase in margins out of those construction services.  I think it’s a little bit like we just discussed with Mr. Cone that, yes, we are in this business to grow those margins and we think we can do that from where we sit on the ground and now we have it sitting out in front of ourselves, our people everyday, and also our investors so you can tell where we’re going with that.  But I can tell you that it appears that we are in the business to grow that.

Mr. Rogers:           Yes, but well let me ask this in a little different way.  The run-up in commodity lumber prices; how much of an impact on margins do you think that had?

Ellis:                        You know, on the distribution side, I can probably quantify it a little better.  I’m not going to, but it had an impact, you know, because we have some longer-term commitments sitting out there on that construction services side and we don’t keep any inventories around so we have to fill that up.

Mr. Rogers:           Okay.  And then one other question, if I could, along that same vein is, what is the difference in margins between (I mean, I don’t need the specifics) but between your newest service operations and your most mature operations?  Is it three or four hundred basis points or is it even more dramatic than that?

Ellis:                        There is a difference and we have not disclosed that publicly.  At this point in time the only thing I can tell you is that after we established our KBI business, it is substantially higher than our newer businesses.  And, in some of our newer businesses, we may not get to where KBI is, but it is certainly a focus for us.  And, with KBI, that is a goal for all of our construction businesses and it is substantially higher.

Mr. Mellor:            Yes and, as you know, John, KBI is mature---

Mr. Rogers:           Right.

Mr. Mellor:            and they have been in that fully integrated posture or mold for a long period of time.  For example, this year the volatility in the commodity market had an impact on them obviously, but not to the degree that it did at WBC.  That was just something that WBC had not experienced before, then along with that rapid growth, they ended up using more commodities, so it just sort of exacerbated the situation.  Having said that, WBC is a sophisticated operation, whether or not you can fully integrate that, like you’ve done with KBI original or, as somebody said, KBI classic, I think that’s a way down the road but, I mean, WBC is an excellent operation.  KBI Norcal, I think the real plus there was the situation where they had not had an integrated turnkey model, if you will, and, while they are not where original KBI is today, nevertheless, they are now running their own lumber yard.  They are building trusses and, obviously, that has now begun to help their returns in their results.  So we’re going to keep striving for that and, I think, from my perspective, it really shows that can be done. When you look at KBI Norcal, it’s a great model.

Mr. Rogers:           Well, I guess that’s what I’m trying to get to, I mean, it seems if the housing market does not grow dramatically over the next couple of years, I guess what I’m trying to find out is how much runway you have to improve margins, just by bringing up some of these newer locations to the levels that KBI Norcal is at, or where KBI is at.

Mr. Mellor:            Well, I clearly think we have some runway there.

[Overlapping conversation]               Yes, we have runway out---no question.

Mr. Mellor:            And I will add on that, John, there’s certainly market share there as well.  I mean, we certainly don’t have the percentages of market share in some of the other markets; for example, that KBI experiences.

Mr. Rogers:           Okay.

Mr. Mellor:            But there’s a lot of room there.

When we capture all that, is the test of management.

[Overlapping conversation]               There’s a long runway out there.

Mr. Rogers:           Yes, I’m just trying to get a sense of what the organic growth opportunities are, you know, outside of what’s going on in the market.

Ellis:                        There is opportunity for organic growth, no question, John.

Mr. Mellor:            And more on the service side than opposed to the distribution side still.

Ellis:                        You know, I think you can expand on the distribution side.  It’s just that obviously, as you know, the margins are just tougher in that commodity area than they are when you append the services to a product mix, if you will.

Mr. Rogers:           Then, the last question there is, in terms of your operating assumptions that you have for 2004/2005, do you have any baked- in assumptions for the housing market?  I mean are you operating with the assumption that it’s flat, grows, declines---what are you thinking there?

Ellis:                        I guess the thing that we’re relying on, John, is the [unintelligible] of [unintelligible] housing---

Mr. Rogers:           Oh, that’s a mistake.

Ellis:                        such as your people, and I think, at least the general feel is that ‘04 would be somewhat similar to ‘03, may down a little bit.  In ‘05, you know, the best deal we have, or where we go to, happen to be our customers and also the people in the industry that follow the builders.

Mr. Mellor:            I think it’s fair to say, John, you know, we all read the same thing that you, David, Greg, Richard or whoever it is reads but, I was back at the [unintelligible] Joint Center here two weeks ago, three weeks ago, the policy [unintelligible] board group, and there are a number of builders involved in that as well.  They all look at 2004 in a pretty optimistic fashion and, I mean, you see or read what they say about the large builders and they look at 2004 to be pretty good.

Mr. Rogers:           Okay.  Thank you.

Mr. Mellor:            Thanks, John.

Operator:               There are no further questions at this time.  I would now like to turn the call back over to management for any further comments or any closing remarks.

Mr. Mellor:            We appreciate everybody calling in this morning and listening.  We hope we’ve been able to answer your questions and if you have other ones, don’t hesitate to call us.  But we do appreciate the interest that we get and the support from all of you and, again, we appreciate your being with us this morning.

Operator:               Ladies and gentlemen, that concludes today’s conference.  You may now disconnect.